Exhibit No. 9(v) on Form N-1A
                                      Exhibit No. 10 Under Item 601 Reg S/K

                              AMENDMENT NO. 1
                                    to
                    ADMINISTRATIVE SERVICES AGREEMENTS
                                    for
                             MARKETVEST FUNDS
                                    and
                          MARKETVEST FUNDS, INC.



     Marketvest Funds and Marketvest Funds, Inc. have each entered into an Administrative Services Agreement (`Agreement'') with Federated
Administrative Services (`FAS''), dated as of January 1, 1996. Each Agrereement is hereby amended as follows:

     DELETE Section 7(a) and REPLACE with the following:

     (a) the initial term of this Agreement shall commence on the date hereof, and extend for a period of three years following the first of the following events to occur: (i) the first date upon which the aggregate assets of the Portfolios of Marketvest Funds and Marketvest Funds, Inc. existing on the date of this Agreement (`Existing Funds'') reach $600 million (``Initial Term''); or
          (ii) the second anniversary of the date on which the Existing Funds' initial registration statement is declared effective by the SEC.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of October 1, 1996.

Attest:                              MARKETVEST FUNDS
                                     MARKETVEST FUNDS, INC.


/s/ Victor R. Siclari              By:    /s/ Jeffrey W. Sterling
Victor R. Siclari                        Jeffrey W. Sterling
Secretary                                Vice President


Attest:                              FEDERATED ADMINISTRATIVE SERVICES


/s/ Thomas J. Ward                 By:  /s/ S. Elliott Cohan
Thomas J. Ward                       S. Elliott Cohan
Secretary                            Senior Vice President